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                                  EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

                  We consent to the incorporation by reference in the registration statement on Form S-8 of InKine Pharmaceutical Company, Inc. of our report dated August 11, 1999, relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of June 30, 1999 and 1998, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1999, annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


/s/  KPMG LLP



Philadelphia, PA.
March 30, 2000